EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

The following is a list of subsidiaries of the company as of April 30, 2025

Name	Where Incorporated

iMobile Solutions, Inc.	Nevada
New World Health Brands, Inc.	Nevada
Sparta Crypto, Inc.	Nevada
Agoge Global USA, Inc.	Nevada